Exhibit 10.2
SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT
This SEPARATION, CONSULTING AND GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into by and between Clayton Williams Energy, Inc. (the “Company”) and Michael L. Pollard (“Employee”). The Company and Employee are each referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, as of the end of the Separation Date (as defined below), Employee is no longer employed by the Company or any of its subsidiaries but will continue to provide advisory services through the end of the Consulting Period (as defined below);
WHEREAS, the Parties wish for Employee to receive certain severance and consulting payments and benefits, which are conditioned upon Employee’s entry into, and non-revocation of, this Agreement in the time provided to do so and Employee’s compliance with the terms of this Agreement; and
WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.    Separation from Employment. The Parties acknowledge and agree that the last day of Employee’s employment with the Company or any other Company Party is October 1, 2016 (the “Separation Date”). As of the Separation Date, Employee has no further employment relationship with the Company or any other Company Party. As of the Separation Date, Employee will resign as an officer of the Company and all subsidiaries of the Company.
2.    Severance Payment and Benefits.
(a)    Employee will receive his Accrued Rights (as defined the Employment Agreement by and between the Company and Employee effective as of June 1, 2015, as amended, (the “Employment Agreement”) as soon as practicable following the Separation Date (and in no event later than required by applicable law or pursuant to the terms of the applicable compensatory arrangement). In addition, Employee will receive accelerated vesting of the restricted stock awards granted to Employee pursuant to the Company’s Long Term Incentive Plan (“LTIP”) and set forth on Exhibit A immediately prior to the Separation Date (the “Accelerated Vesting”). Vesting of the restricted stock awards pursuant to this Section 2(a) will be subject to applicable withholding and, except as provided in this Section 2(a), the terms and conditions of the LTIP and the applicable award agreement.
(b)    Provided that Employee signs this Agreement on the Separation Date or within 21 days thereafter (and Employee may use as much or as little of such period as he chooses) and returns it to the Company care of McRae Biggar, Secretary, Six Desta Drive, Suite 6500, Midland, Texas 79705-5510 (e-mail: mbiggar@claytonwilliams.com) so that it is received by the Company no later

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than November 14, 2016 (and so long as Employee does not exercise Employee’s revocation right pursuant to Section 15 below), and so long as Employee honors each of Employee’s commitments set forth herein, then the Company will pay and provide to Employee the following amounts and benefits:
(i)    $1,300,977 (the “Severance Payment”), less applicable withholding, which the Parties agree is an amount equal to the amount payable pursuant to Section 5(c)(iii) of the Employment Agreement, to be paid on January 2, 2017.
(ii)    Continued participation in the Company’s group health plan on the same terms and conditions as active employees for a period of 18 months following the Separation Date (the “Benefit Continuation”). Employee acknowledges the continuation coverage to which Employee is entitled under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), will run concurrently with the Benefit Continuation.
3.    Employee Obligations and Consulting Services. In consideration of the payments and benefits described in Section 2 and in addition to Employee’s other acknowledgments and agreements in this Agreement, Employee agrees to the following:
(a)    Employee will continue to satisfy his obligations under Sections 6 and 7 of the Employment Agreement.
(b)    Employee will provide services as may be necessary for the orderly transition of Employee’s duties to his successor, as may be reasonably requested by the Chief Executive Officer of the Company (the “Consulting Services”) for a period of six months following the Separation Date; provided, however, that either party may terminate the period during which such Consulting Services are provided upon written notice of 10 business days (such period during which the Consulting Services are provided, the “Consulting Period”).
(c)    Prior to November 1, 2016, Employee will be compensated at the rate of $200.00 per hour for the Consulting Services. On and after November 1, 2016 and through the end of the Consulting Period, Employee will be compensated at a rate of $250.00 per hour for the Consulting Services. Such payments are referred to herein as the “Consulting Payments”). The Consulting Payments will be paid to the Employee within 10 business days following the end of each month during the Consulting Period provided Employee has submitted to the Company an invoice for the hours worked in the preceding month within five business days following the end of the preceding month. Employee agrees to submit an invoice for hours worked during each month of the Consulting Period no later than 45 days after the end of each calendar month during the Consulting Period.
(d)    During the Consulting Period, Employee shall be an independent contractor and not an agent or employee of the Company. Neither the relationship of the Company and Consultant nor any provision of this Agreement shall be construed to authorize Employee to take any action, or to make or fail to make any decision, representation or commitment, binding upon the Company or any of its subsidiaries in the absence of written specific authorization executed by an executive officer of the Company. The Company shall at all times be free to employ other consultants to perform services in addition to or in lieu of the services to be provided by the Employee. Subject to the provisions of this Agreement, Employee shall be free to devote such time, energy and skill during regular business hours as he is not obligated to devote hereunder to the Company in such manner as he deems fit and to such persons, firms or corporations as he chooses. Employee acknowledges and agrees that Employee will be solely responsible for the payment of taxes associated with

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the Consulting Payments and that the Company will not withhold on such amounts. Employee further acknowledges that, except as provided in Section 2(b)(ii) of this Agreement, Employee will not be entitled to participate any of the welfare or retirement benefit plan sponsored or maintained by the Company or its subsidiaries for the benefit of its employees.
4.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company or any other Company Party and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed, or ever could be owed, by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements (other than the Consulting Payments and, if not paid as of the time that Employee executes this Agreement, any payment for base pay earned in the pay period in which the Separation Date occurred). For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Severance Payment, Benefit Continuation, Accelerated Vesting or Consulting Payments but for Employee’s entry into this Agreement.
5.    Release of Liability for Claims.
(a)    For good and valuable consideration, including the Company’s agreement to provide the Severance Payment, Benefit Continuation and Accelerated Vesting, Employee hereby forever releases, discharges and acquits the Company and its subsidiaries and other affiliates and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the time that Employee executes this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (H) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) except as provided in this Agreement, any and all claims Employee may have under any employment contract or any other agreement, incentive or compensation plan or under any other benefit plan, program or practice (including, but not limited to, the Employment Agreement and the LTIP); and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

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(b)    Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Further notwithstanding this release of liability, nothing in this Agreement limits Employee’s right to obtain vested benefits under any benefit plan governed by ERISA.
6.    Representation About Claims. Employee represents and warrants that as of the date on which Employee signs this Agreement, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.
7.    Employee’s Acknowledgments. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a)	Employee has carefully read this Agreement and has had sufficient time to consider it;

(b)
Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(c)
Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those contained herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms of this Agreement;

(d)	The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(e)
No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had the opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

8.    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of law thereof.
9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
10.    Amendment. Subject to Section 12 below, this Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged.

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11.    Third-Party Beneficiaries. Employee expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Section 3, Section 5 and Section 14 of this Agreement.
12.    Severability and Modification. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
13.    Withholding of Taxes and Other Deductions. The Company may withhold from any payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.
14.    Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including without limitation all computer files, electronically stored information and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.
15.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Company, care of McRae Biggar, Secretary, Six Desta Drive, Suite 6500, Midland, Texas 79705-5510 (e-mail: mbiggar@claytonwilliams.com) before 11:59 p.m. Midland, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Employee pursuant to Section 2 and this Agreement shall be of no force or effect and shall be null and void ab initio.
16.    Section 409A. Neither this Agreement nor any payment provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. To the extent applicable, each installment payment payable hereunder, including each Consulting Payment, shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. All Consulting Payments earned in 2016 will be paid prior to March 15, 2017.
17.    Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit

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such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.
CLAYTON WILLIAMS ENERGY, INC.

By:	/s/ Mel G. Riggs
Name: Mel G. Riggs
Title: President
Date: October 4, 2016
MICHAEL L. POLLARD

/s/ Michael L. Pollard
Name: Michael L. Pollard
Date: October 4, 2016

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Exhibit A
NOTICE OF GRANT OF RESTRICTED STOCK

Pursuant to the terms and conditions of the Clayton Williams Energy, Inc. Amended Long Term Incentive Plan, attached as Appendix A (the “Plan”), and the associated Restricted Stock Agreement, attached as Appendix B (the “Agreement”), you are hereby issued shares of Stock subject to certain restrictions thereon and under the terms and conditions set forth below, in the Agreement, and in the Plan (the “Restricted Shares”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Grantee:	Mike Pollard
Date of Grant:	August 31, 2016 (“Date of Grant”)
Restricted Shares:	25,000
Vesting Schedule:
The restrictions on all of the Restricted Shares granted pursuant to the Agreement will expire and the Restricted Shares will become transferable, vested and non-forfeitable as follows; provided, that you remain in the employ of, or a service provider to, the Company or its Subsidiaries continuously from the Date of Grant through such vesting dates: 100% of the Restricted Shares on the one year anniversary of the Date of grant, such that the Restricted Shares will become transferable, vested and non-forfeitable with respect to 100% of the Restricted Shares (subject to Section 29 of the Agreement) as of the one year anniversary of the Date of Grant.
Subject to Section 6 of the Agreement, all Restricted Shares that have not become vested and non-forfeitable pursuant to this Notice will be null and void and forfeited to the Company in the event of your termination by the Company or its Subsidiaries for any reason.

By accepting the Restricted Shares you acknowledge receipt of the Restricted Shares issued on the Date of Grant indicated above, which have been issued under the terms and conditions of this Notice of Grant of Restricted Stock (the “Notice of Grant”), the Plan and the Agreement. You further acknowledge and agree that (a) you are not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value of the Stock on the Date of Grant, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Notice of Grant and your receipt, holding and vesting of the Restricted Shares, (c) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted and (d) a copy of the Agreement and the Plan has been made available to you. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt, holding and vesting of the Restricted Shares.

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Furthermore, you understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code with respect to the Restricted Shares for which the restrictions have not lapsed. A form of a Section 83(b) Election has been attached to this Agreement as Appendix C for your convenience. This election must be filed no later than 30 days after Date of Grant set forth in this Notice of Grant. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Shares and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.
In addition, you are consenting to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law. This consent shall be effective for the entire time that you are a participant in the Plan.

CLAYTON WILLIAMS ENERGY, INC.,                EMPLOYEE ACCEPTANCE:
a Delaware corporation

By: /s/ Mel G. Riggs	/s/ Michael L. Pollard
Name: Mel G. Riggs	Michael L. Pollard
Title: President

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